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OPTEUM ANNOUNCES TAX CHARACTERIZATION OF 2006 DIVIDENDS

VERO BEACH, FL (February 1, 2007) — Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”) that operates an integrated mortgage-related securities investment portfolio and mortgage origination platform, today announced that the tax characterization to shareholders of dividends paid by the Company during 2006 is as follows:

Percentage of
Total 2006 Dividends
Ordinary Income	35.9%
Long-Term Capital Gain	30.7%
Return of Capital	33.4%
Total	100.0%

The Company’s 2006 dividends totaling $0.41 per share were paid on April 7, July 7 and October 13 in the amounts of $0.11 per share, $0.25 per share, and $0.05 per share, respectively.

The Company separately announced today that its January 2007 dividend of $0.05 per share will be treated as a 2007 dividend to shareholders and a 2007 distribution for REIT income tax purposes. As a REIT, the Company is required to distribute as dividends at least 90% of its annual REIT taxable income in order to maintain its REIT tax qualification. During the year, the Company uses estimated REIT taxable income as a basis for determining the Company’s quarterly dividends. Accordingly, the Company will take into account the January 2007 dividend when computing the amount of 2007 REIT taxable income required to be distributed in order to maintain the Company’s REIT tax qualification.

About Opteum

Opteum Inc. is a REIT, which operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, LLC, originates, buys, sells, and services residential mortgages from offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.’s filings with the Securities and Exchange Commission, including Opteum Inc.’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:
Opteum Inc.
Chief Financial Officer
Robert E. Cauley, 772-231-1400
www.opteum.com